UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 08, 2026

American Well Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39515	20-5009396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street Ste. 100
Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 204-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	AMWL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2026 Stephen Schlegel was re-appointed by American Well Corporation's (the “Company’s”) Board of Directors (the "Board") as a Class III director for a term expiring at the Company's 2029 annual meeting of stockholders. Shortly prior to his reappointment, on July 8, 2026, he had resigned as a Class II director for purposes of being reappointed as a Class III director. Mr. Schlegel's resignation and reappointment were effected solely to rebalance the classes of the Board and not because of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

As a result of directors who did not stand for re-election, the three classes of the Board were no longer similar sized, as required by the NYSE listing standards. The reclassification of Mr. Schlegel restores the classes to approximately equal size.

Mr. Schlegel's committee assignments and compensatory arrangements were not changed in connection with his reappointment. Information regarding Mr. Schlegel's background, compensation arrangements, committee memberships and transactions with the Company is set forth in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 24, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WELL CORPORATION

Date:	July 14, 2026	By:	/s/ Anna Nesterova
Anna Nesterova Deputy General Counsel, Head of Legal